Exhibit 99.1

Investor Contact	Media Contact
Laurie Poggi	Peter McKillop/Kristi Huller
415-315-3718	media@kkr.com
212-750-8300

KKR Financial Holdings LLC Announces Fourth Quarter and Full Year 2010 Financial Results

SAN FRANCISCO, CA, February 17, 2011—KKR Financial Holdings LLC (NYSE: KFN) (“KFN” or the “Company”) today announced its results for the fourth quarter and year ended December 31, 2010.

Fourth Quarter and Full Year 2010 Highlights

•                  Net income for the fourth quarter ended December 31, 2010 of $78.2 million, or $0.48 per diluted common share. Net income for the year ended December 31, 2010 of $371.1 million, or $2.32 per diluted common share.

•                  Declared a cash distribution of $0.15 per common share for the fourth quarter of 2010.

•                  Book value per common share of $9.24 as of December 31, 2010 as compared to book value per common share of $8.60 and $7.37 as of September 30, 2010 and December 31, 2009, respectively.

For the fourth quarter and year ended December 31, 2010, KFN reported net income of $78.2 million, or $0.48 per diluted common share, and $371.1 million, or $2.32 per diluted common share, respectively. For the fourth quarter and year ended December 31, 2009, net income totaled $2.1 million, or $0.01 per diluted common share, and $76.9 million, or $0.50 per diluted common share, respectively.

KFN’s fourth quarter 2010 results reflect net investment income of $81.0 million, other income of $22.4 million and non-investment expenses of $25.0 million. Net investment income of $81.0 million for the three months ended December 31, 2010 compares to net investment income of $80.1 million for the three months ended December 31, 2009. Net investment income for the three months ended December 31, 2010 reflects a provision for loan losses of $21.0 million and interest income from discount accretion income due to prepayments of certain holdings of $21.1 million. In comparison, net investment income for the three months ended December 31, 2009 reflects no provision for loan losses and interest income from discount accretion due to prepayments of certain holdings of $10.3 million. Other income of $22.4 million for the three months ended December 31, 2010 is primarily due to realized gains from asset sales and compares to an other loss of $62.9 million for the three months ended December 31, 2009 that was primarily attributable to $62.5 million of realized and unrealized losses from the Company’s residential mortgage-backed securities holdings.

For the year ended December 31, 2010, KFN reported net investment income of $319.4 million, other income of $143.4  million and non-investment expenses of $91.0 million. Net investment income of $319.4 million for the year ended December 31, 2010 reflects an increase in net investment income of $75.8 million from $243.6 million for the year ended December 31, 2009. Additionally, net investment income for the year ended December 31, 2010 includes a provision for loan losses of $29.1 million as compared to $39.8 million for the year ended December 31, 2009. Other income of $143.4 million for the year ended December 31, 2010 compares to an other loss of $96.3 million for the year ended December 31, 2009.

Portfolio Review and CLO Subsidiaries

The Company’s portfolio primarily consists of below investment grade corporate loans, often referred to as syndicated bank loans or leveraged loans, and high yield debt securities. These holdings have an aggregate par value of $7.8 billion and an aggregate estimated fair value of $7.4 billion as of December 31, 2010. As of December 31, 2010, the Company’s corporate debt portfolio had a market value of 95% of par value which exceeded the carrying value on the Company’s balance sheet of 92% of par value. In comparison, the Company’s corporate debt portfolio had a market value of 92% and 87% of par value as of September 30, 2010 and December 31, 2009, respectively, and was carried on the Company’s balance sheet at 92% and 89% of par value as of September 30, 2010 and December 31, 2009, respectively.

The majority of the Company’s portfolio is held through its collateralized loan obligation (“CLO”) subsidiaries that are structured as on-balance sheet securitizations and are used as long term financing for its portfolio assets. As of December 31, 2010, the Company’s CLOs held corporate debt securities and loans with an aggregate par value of $7.1 billion and an estimated fair value of $6.8 billion. In comparison, the Company’s CLOs held corporate debt securities and loans with an aggregate par value of $7.3 billion (estimated fair value of $6.8 billion) and $7.4 billion (estimated fair value of $6.6 billion) as of September 30, 2010 and December 31, 2009, respectively.

As of December 31, 2010, the Company’s corporate debt securities and loans not held in CLOs had an aggregate par value of $664.9 million and an estimated fair value of $574.6 million. In comparison, the aggregate par value of the Company’s corporate debt securities and loans not held in CLOs totaled $703.2 million (estimated fair value of $569.4 million) and $759.6 million (estimated fair value of $588.5 million) as of September 30, 2010 and December 31, 2009, respectively.

Book Value

The Company’s book value per common share increased to $9.24 as of December 31, 2010 from $8.60 as of September 30, 2010 and $7.37 as of December 31, 2009. The increase in book value per share of $0.64 from September 30, 2010 is primarily attributable to net income of $78.2 million for the three months ended December 31, 2010 and an increase in accumulated other comprehensive income, a component of shareholders’ equity, primarily due to appreciation in the estimated fair values of high yield debt securities and certain interest rate swaps classified as cash flow hedges.

Distributions

On February 3, 2011, the Company’s board of directors declared a cash distribution of $0.15 per common share for the quarter ended December 31, 2010. The distribution is payable on March 4, 2011 to common shareholders of record as of the close of business on February 18, 2011.

Information for Investors: Conference Call and Webcast

The Company will host a conference call and audio webcast to review its results for the fourth quarter ended December 31, 2010 on February 17, 2011, at 5:00 p.m. EDT. The conference call may be accessed by dialing (800) 967-7154 (Domestic) or (719) 325-2472 (International); a pass code is not required. A telephonic replay of the call will be available through March 3, 2011 by dialing (888) 203-1112 (Domestic) and (719) 457-0820 (International) / pass code 1470104. Supplemental materials that will be discussed during the call and the live audio web cast will be available in the Investor Relations section of the Company’s website at http://www.kkr.com/kfn_ir/kfn_events.cfm. An audio replay of the web cast will be archived in the Investor Relations section of the Company’s website.

From time to time the Company may use its website as a channel of distribution of material company information. Financial and other important information regarding the Company is routinely posted on and accessible at the Investor Relations section for KFN at www.kkr.com. In addition, you may automatically receive email alerts and other information about the Company by enrolling your email by visiting the “Email Alerts” area in KFN’s Investor Relations section.

About KKR Financial Holdings LLC

KKR Financial Holdings LLC is a publicly traded specialty finance company. KFN’s core business strategy focuses on corporate debt throughout the capital structure with a particular emphasis on debt issued by large capitalization firms with broad geographic and product offerings. KFN executes its core business strategy through its majority-owned subsidiaries. Additionally, KFN has made and may make additional investments in other asset classes including natural resources and real estate. KKR Financial Holdings LLC is externally managed by KKR Financial Advisors LLC, a wholly-owned subsidiary of KKR Asset Management LLC (formerly known as Kohlberg Kravis Roberts & Co. (Fixed Income) LLC), which is a wholly-owned subsidiary of Kohlberg Kravis Roberts & Co. L.P. Additional information regarding KKR Financial Holdings LLC is available at http://www.kkr.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on information available to the Company as of the date of this press release and actual results may differ. These forward-looking statements involve known and unknown risks, uncertainties and other factors beyond the Company’s control. Any forward-looking statements speak only as of the date of this press release and the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. For additional information concerning risks, uncertainties and other factors that may cause actual results to differ from those anticipated in the forward-looking statements, and risks to the Company’s business in general, please refer to the Company’s SEC filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 1, 2010 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, filed with the SEC on November 4, 2010.

Schedule I

KKR Financial Holdings LLC

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Amounts in thousands, except per share information)

	For the three	For the three
	months ended	months ended	For the year ended	For the year ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Net investment income:
Loan interest income	$114,822	$112,461	$397,634	$477,044
Securities interest income	25,328	20,957	104,395	94,762
Other investment income	1,244	95	3,330	919
Total investment income	141,394	133,513	505,359	572,725
Interest expense	31,298	48,462	131,700	268,087
Interest expense to affiliates	8,080	4,932	25,152	21,287
Provision for loan losses	21,034	—	29,121	39,795
Net investment income	80,982	80,119	319,386	243,556
Other income (loss):
Net realized and unrealized gain (loss) on investments	25,506	(6,711)	109,309	(92,287)
Net realized and unrealized (loss) gain on derivatives and foreign exchange	(1,257)	2,077	(4,694)	60,908
Net realized and unrealized loss on residential mortgage-backed securities, residential mortgage loans, and residential mortgage-backed securities issued, carried at estimated fair value	(3,632)	(62,483)	(11,396)	(107,028)
Net realized and unrealized gain (loss) on securities sold, not yet purchased	—	662	(756)	3,582
Net gain on restructuring and extinguishment of debt	—	—	39,999	30,836
Other income	1,805	3,564	10,890	7,714
Total other income (loss)	22,422	(62,891)	143,352	(96,275)
Non-investment expenses:
Related party management compensation	16,607	8,191	69,125	44,323
General, administrative and directors expenses	6,389	3,476	16,516	10,393
Professional services	1,996	1,468	5,331	7,384
Loan servicing	—	1,844	—	7,961
Total non-investment expenses	24,992	14,979	90,972	70,061
Income before income tax expense	78,412	2,249	371,766	77,220
Income tax expense	213	133	702	284
Net income	$78,199	$2,116	$371,064	$76,936

Net income per common share:
Basic	$0.48	$0.01	$2.33	$0.50
Diluted	$0.48	$0.01	$2.32	$0.50

Weighted average number of common shares outstanding:
Basic	160,662	156,997	157,936	153,756
Diluted	163,173	156,997	158,771	153,756

Schedule II

KKR Financial Holdings LLC

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Amounts in thousands, except share information)

	December 31, 2010	December 31, 2009
Assets
Cash and cash equivalents	$313,829	$97,086
Restricted cash and cash equivalents	571,425	342,706
Securities available-for-sale, $728,558 and $740,949 pledged as collateral as of December 31, 2010 and December 31, 2009, respectively	838,894	755,686
Corporate loans, net of allowance for loan losses of $209,030 and $237,308 as of December 31, 2010 and December 31, 2009, respectively	5,857,816	5,617,925
Corporate loans held for sale	463,628	925,718
Residential mortgage-backed securities, at estimated fair value, nil and $47,572 pledged as collateral as of December 31, 2010 and December 31, 2009, respectively	93,929	47,572
Residential mortgage loans, at estimated fair value	—	2,097,699
Equity investments, at estimated fair value, $12,036 and $110,812 pledged as collateral as of December 31, 2010 and December 31, 2009, respectively	99,955	120,269
Derivative assets	19,519	15,784
Interest and principal receivable	57,414	98,313
Reverse repurchase agreements	—	80,250
Other assets	102,003	100,997
Total assets	$8,418,412	$10,300,005
Liabilities
Collateralized loan obligation secured notes	$5,630,272	$5,667,716
Collateralized loan obligation junior secured notes to affiliates	366,124	533,786
Senior secured credit facility	—	175,000
Asset-based borrowing facility	18,400	—
Convertible senior notes	344,142	275,800
Junior subordinated notes	283,517	283,517
Residential mortgage-backed securities issued, at estimated fair value	—	2,034,772
Accounts payable, accrued expenses and other liabilities	14,193	7,240
Accrued interest payable	22,846	25,297
Accrued interest payable to affiliates	6,316	2,911
Related party payable	12,988	3,367
Securities sold, not yet purchased	—	77,971
Derivative liabilities	76,566	45,970
Total liabilities	6,775,364	9,133,347
Shareholders’ Equity
Preferred shares, no par value, 50,000,000 shares authorized and none issued and outstanding at December 31, 2010 and December 31, 2009	—	—
Common shares, no par value, 500,000,000 shares authorized, and 177,848,565 and 158,359,757 shares issued and outstanding at December 31, 2010 and December 31, 2009, respectively	—	—
Paid-in-capital	2,756,200	2,563,634
Accumulated other comprehensive income	133,596	152,728
Accumulated deficit	(1,246,748)	(1,549,704)
Total shareholders’ equity	1,643,048	1,166,658
Total liabilities and shareholders’ equity	$8,418,412	$10,300,005